Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-225646 on Form N-14 of our report dated November 28, 2017, relating to the financial statements and financial highlights of BlackRock 60/40 Target Allocation Fund of BlackRock Funds II (the “Fund”), appearing in the Annual Report on Form N-CSR of BlackRock Funds II for the year ended September 30, 2017. We also consent to the references to us related to the Fund under the headings “Other Service Providers” and “Financial Highlights” in the Combined Prospectus/Proxy Statement and “Other Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 10, 2018